Exhibit 10.1

LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

To:  _____________________               Date of Grant:  _____________                   Number of Shares:  _____

Trammell Crow Company, a Delaware corporation (the “Corporation”), is pleased to make a conditional grant to you of an aggregate of _______ shares (the “Restricted Shares”) of the Corporation’s authorized common stock, par value $0.01 per share (“Stock”).  This grant is conditioned upon your delivery to the Corporation of a counterpart of this Restricted Stock Award Agreement (this “Agreement”), duly executed by you, no later than [one month after Date of Grant].  If you do not deliver an executed copy of this Agreement to the Corporation on or prior to such date, the grant of the Restricted Shares will be void, ab initio.  The Restricted Shares are granted under Section 7 of the Trammell Crow Company Long-Term Incentive Plan, as amended, which was adopted effective as of August 22, 1997 (the “Plan”), a copy of which is attached hereto as Exhibit A, and which Plan is expressly incorporated herein and shall be applicable for all purposes.  All terms of this Agreement are governed by the Plan.  If any provision of this Agreement conflicts with the expressly applicable terms of the Plan, the provisions of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed to be amended to comply with the Plan.  Capitalized terms used in this Agreement shall have the meanings given to them in the Plan unless otherwise defined in this Agreement or unless the context requires otherwise.

This Agreement sets forth the terms of the agreement between you and the Corporation with respect to the Restricted Shares.  By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.             Escrow of Restricted Shares.  The Corporation shall issue in your name the Restricted Shares and retain the Restricted Shares for the Corporation’s order during the restriction period.  You hereby agree that the Corporation shall hold the Restricted Shares pursuant to the terms of this Agreement until such time as such Restricted Shares are either delivered to you or forfeited pursuant to the Plan or this Agreement.

2.             Ownership of Restricted Shares.  You are entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board of Directors of the Corporation, subject, however, to the terms, conditions and restrictions described in the Plan and in this Agreement.

3.             Restrictions; Forfeiture.  The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Paragraph 4 of this Agreement.  The Restricted Shares are also subject to forfeiture as set forth in the introductory paragraph of this Agreement and Section 10 of the Plan if your employment with the Corporation is terminated (either by you or by the Corporation), subject to the provisions set forth in Paragraph 4(b) of this Agreement.

4.             Expiration of Restrictions.

(a)           The restrictions on the Restricted Shares shall expire on the dates and with respect to the number of such Restricted Shares indicated as follows:

Restricted Shares Held On and After	Number of Restricted Shares as to Which Restrictions Shall Expire

___________, ______	____________ Restricted Shares
___________, ______	____________ additional Restricted Shares
___________, ______	____________ additional Restricted Shares
___________, ______	____________ additional Restricted Shares

The restrictions on the Restricted Shares will expire on those dates only if you have been an Eligible Individual continuously since the Date of Grant through such date of expiration of restrictions.

(b)           Notwithstanding the terms and provisions set forth in Paragraphs 9.2 and 10.1 of the Plan, if your employment relationship with the Corporation and its subsidiaries is terminated after, but within one year from, the occurrence of a Change in Control and such termination is by the Corporation and is for any reason other than Cause, then the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.

5.             Incorporation of Plan.  The Restricted Shares are subject to the Plan.  In the event of a difference between a mandatory provision of the Plan and this Agreement, the Plan’s terms shall govern.  The following paragraphs and sections of the Plan are hereby incorporated into this Agreement:  7.1(a), 7.1(c), 7.2, 7.3, 9.1, 9.2 (subject to the provisions of Paragraph 4(b) of this Agreement), 9.3, 10.1 (subject to the provisions of Paragraph 4(b) of this Agreement), 10.3, 10.4, 10.5, 10.6, 10.9, 10.10, 10.11, 10.13, 10.14, 10.15, 10.18, 10.19, 10.20, 10.21, Section 11 and Section 12.

6.             Notice.  Notices will be given and deemed delivered in accordance with Paragraph 12.14 of the Plan.  The Corporation, the Committee and the Holder agree that any notices shall be given to the Corporation or the Holder at the following addresses:

Corporation or Committee:	Trammell Crow Company 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attn: Human Resources Department

Holder:	At the Holder’s current address as shown in the Corporation’s records.

7.             Acknowledgment.  By executing this Agreement in the appropriate space below, you acknowledge that you have been provided a copy of the Plan, and that your rights under and with respect to the Restricted Shares are and will continue to be subject to all of the terms and provisions of the Plan and this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer as of the Date of Grant.

TRAMMELL CROW COMPANY

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

[Name of Recipient]

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